Exhibit 4.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         FLUSHING FINANCIAL CORPORATION


      Flushing Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation duly adopted resolutions that set forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, the Board of Directors hereby proposes, and declares it advisable, that the Certificate of Incorporation of this Corporation be amended by changing Article Fourth, Paragraph (A) so that, as amended, said paragraph of said Article shall be and read as follows:

            "FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 45,000,000, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (hereinafter referred to as "Preferred Stock"), and 40,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as "Common Stock")."

      SECOND: That thereafter an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the majority of the outstanding shares was voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Michael J. Hegarty, its authorized officer, this 22nd day of May, 2002.



                                          FLUSHING FINANCIAL CORPORATION


                                          BY: /S/ MICHAEL J. HEGARTY
                                              --------------------------------
                                              Name:  Michael J. Hegarty
                                              Title: Chief Executive Officer and
                                                     President